Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2023	October 31, 2022

Assets

Current assets:
Cash and cash equivalents	$367,485	$319,680
Short-term investments	45,431	38,820
Accounts receivable	214,464	198,147
Inventories	54,940	50,753
Other current assets	37,796	37,252

Total current assets	720,116	644,652

Property, plant and equipment, net	699,917	643,873
Other assets	30,992	27,305

Total assets	$1,451,025	$1,315,830

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$7,017	$10,024
Accounts payable and accrued liabilities	178,151	183,773

Total current liabilities	185,168	193,797

Long-term debt	21,322	32,310
Other liabilities	39,851	27,634

Photronics, Inc. shareholders' equity	928,047	831,527
Noncontrolling interests	276,637	230,562
Total equity	1,204,684	1,062,089

Total liabilities and equity	$1,451,025	$1,315,830